Exhibit 10.1

Execution Date: May 31, 2006

AMENDED AND RESTATED
SUPPLY AND DISTRIBUTION AGREEMENT

between

SUPERGEN, INC.
(SUPPLIER)

and

WYETH
(DISTRIBUTOR)

Made Effective: 1 June 2006

CONFIDENTIAL

INDEX

CLAUSE 1	DEFINITIONS	3

CLAUSE 2	APPOINTMENT OF DISTRIBUTOR	7

CLAUSE 3	TRANSITION OF SERVICES	10

CLAUSE 4	PURCHASE OF UNLABELED BULK VIALS OF PRODUCT	14

CLAUSE 5	PACKAGING, TESTING AND DISTRIBUTION OF PRODUCT	16

CLAUSE 6	ADVERSE EVENT REPORTING AND PRODUCT RECALL	17

CLAUSE 7	CONFIDENTIALITY	18

CLAUSE 8	WARRANTIES AND INDEMNITIES	19

CLAUSE 9	INTELLECTUAL PROPERTY	21

CLAUSE 10	TERM AND TERMINATION	21

CLAUSE 11	CONSEQUENCES OF TERMINATION	21

CLAUSE 12	OTHER PROVISIONS	22

SCHEDULE 1	MARKETING AUTHORIZATIONS AND TERRITORY	27

SCHEDULE 2	SAFETY DATA EXCHANGE PROCEDURE	28

SCHEDULE 3	PROJECT LEADERS AND JTT MEMBERS	36

SCHEDULE 4	TIME TABLE FOR REMITTING PROFIT	37

SCHEDULE 5	THIRD PARTY OBLIGATIONS	38

Exhibit A - Original Distribution Agreement as amended

Exhibit B - Technical Agreement

THIS AMENDMENT AND RESTATEMENT (“Agreement”) is made the 31st day of May 2006

BY AND BETWEEN:

(1)            WYETH, a corporation organized in the State of Delaware, USA, with offices at Five Giralda Farms, Madison, New Jersey 07940 (“Distributor”); and

(2)            SUPERGEN, INC., a corporation organized in the State of Delaware, USA, with offices at 4140 Dublin Boulevard, Suite 200, Dublin, California 94568 (“Supplier”).

Background

WHEREAS, Distributor and Supplier are the successors in interest to that certain distribution agreement between American Cyanamid Company and Warner-Lambert Company, respectively, dated June 1, 1992 as amended on February 6, 1996 (the “Distribution Agreement”; attached hereto as Exhibit A), pursuant to which Distributor agreed, through one or more of its Affiliates, to distribute the Pentostatin-containing products under the trademark NIPENT;

WHEREAS, Supplier has requested the termination of the Distribution Agreement and the return of the rights to the Product granted thereunder;

WHEREAS, the Parties now desire to amend and restate the Distribution Agreement as set forth herein in accordance with Section 6.5 thereof in order to formalize their understandings respecting the termination of the Distribution Agreement and to effectuate the transition of services from Distributor to Supplier.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

CLAUSE 1   DEFINITIONS

1.1.         Specific Definitions.   As used in this Agreement, the following terms shall have the following meanings:

(a)            “Affiliate” means a legal entity directly or indirectly controlling, controlled by or under common control with the Party in question. “Control” means owning at least forty percent (40%) of the voting shares of equity or having the right to appoint directors holding forty percent (40%) of the vote or having the right to manage, in fact, the day-to-day operations of the entity in question.

(b)           “Applicable Laws” means all laws, statutes, regulations of any Competent Authority having jurisdiction over the Products in the Territory, as may be in effect from time to time during the Term.

(c)            “Business Day” means 9:30 am to 5:30 pm on any day excluding Saturdays, Sundays and public holidays.

(d)           “cGMP” means current good manufacturing practice (as provided for in EU Directive 2003/94/EC, as amended), together with any locally imposed requirements.

(e)            “Catania Cost” means the sum of Distributor’s Purchase Price for Unfinished Product, plus freight, insurance and all other direct costs incurred by Distributor to deliver Unfinished Product to Distributor’s Plant plus Distributor Packaging and Testing Cost.

(f)              “Competent Authority” means any governmental or regulatory bodies including the European Commission, The Court of First Instance and the European Court of Justice, local or national agencies, minister, ministry officials, departments or entities, whether or not located in the Territory, which regulate, direct or control commercial, medical and other related activities in or with the Territory or which have jurisdiction over the activities of the Agreement or any of the Parties under this Agreement.

(g)           “Compound” means (R)-3-(2-deoxy-beta-D-erythropentofuranosyl)-3,6,7,8-tetrahydroimidazo [4,5-d] [1,3]diazapin-8-o1 (identified by Supplier as Pentostatin), which formula has been approved by the United States Food and Drug Administration.

(h)           “Confidential Information” means any information and data disclosed by one Party or its Affiliates to the other Party or its Affiliates pursuant to or in connection with this Agreement or the supply or distribution of Product hereunder (whether or not such information is expressly stated to be confidential), including without limitation, information relating to technology, processes, packaging specifications, inventions, designs, trade secrets, know how and information of a commercially sensitive nature.

(i)               “Designee” means a person or legal entity designated by Supplier to act on its behalf as set forth herein.

(j)               “Distributor’s Plant” means Distributor’s product manufacturing and packaging facility located at XV Strada, Zone Industriale, 95030 Catania, Sicily.

(k)            “EEA” means the European Economic Area as constituted from time to time.

(l)               “Force Majeure” means, in relation to either Party, any circumstances beyond the reasonable control of that Party (including, without limitation, any strike, lockout or other form of industrial action).

(m)         “Intellectual Property” means a patent, copyright, registered design, the Trademark or any other trademark, Confidential Information or other industrial or intellectual property right subsisting in the Territory in respect of the Product, and applications for any of the foregoing.

(n)           “Losses” means any and all Third Party losses, claims, damages, liabilities, reasonable costs and expenses, including reasonable legal fees (but excluding lost profit, loss of custom, consequential, incidental, unforeseen or punitive damages) arising from or related to, any claim, action or proceeding made or brought by a Third Party.

(o)           “Marketing Authorization” means the product authorization to market and sell the Product in the Territory as listed in Schedule 1.

(p)           “Net Sales” means the actual gross sales proceeds received by a Party from Third Parties for the Product less each and all of the following: trade, quantity and cash discounts, if any, actually allowed or paid with respect to the Product; returns, allowances, rebates and adjustments actually granted to customers; ; outbound freight or transportation charges and all taxes including value added taxes and excise taxes (except income taxes), tariffs, duties and all other existing or future governmental charges paid by a Party.

(q)           “Packaging and Testing Cost” means Distributor’s standard cost for packaging and testing Unfinished Product, calculated in accordance with Distributor’s standard accounting practices, which shall, for 2006 be €14.50 (fourteen Euros and 50 cents) per 10mg vial.

(r)              “Packaging and Testing Instructions” means the instructions, in strict accordance with the approved Marketing Authorization, provided by Supplier to Distributor to package and test the Product; said Packaging and Testing Instructions are held on file at Supplier’s offices and in the quality department at Distributor’s Plant.

(s)            “Packaging Materials” means packaging and testing materials and packaging inserts for the packaging and testing of the Products, in each case to the extent such material do not include any Distributor trademarks; provided, however, packaging materials for labelling product in Greece which contain Distributor’s Lederle logo shall constitute Packaging Material. For the avoidance of doubt, the Parties acknowledge and agree that packaging and testing materials and packaging inserts which merely mention Distributor or its Affiliate as a distributor of Product shall be considered Packaging Materials.

(t)              “Party” means Supplier or Distributor, as the case may be; and both Supplier and Distributor when used in the plural.

(u)           “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Competent Authority.

(v)           “Product” means the finished pharmaceutical preparation of the Compound (for human use).

(w)         “Project Leader” means each of the two individuals (one representative from Supplier and one representative from Distributor) who shall co-chair the Joint Transition Team and act in the capacity of a project manager for the respective Party during the Transition Period.

(x)             “QP” means Supplier’s representative appointed as qualified person under GMP.

(y)           “RHA” means any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market the Product in the relevant country of the Territory.

(z)             “Specification” means the specifications for the Product as set forth in the relevant Marketing Authorization, which Supplier or its relevant Affiliate shall amend pursuant to changes required by any RHA and provide notification to Distributor in accordance with Clause 12.4.

(aa)      “Technical Agreement” means the Technical and Quality Agreement executed by Supplier’s Affiliate and Distributor’s Affiliate effective as of February 1, 2006, a copy of which is attached hereto as Exhibit B, setting forth the quality provisions applicable to the manufacture of the Product pursuant to this Agreement.

(bb)    “Territory” means all countries in the world where the Product is or has been approved for sale except for the United States of America and its territories and possessions (including the Commonwealth of Puerto Rico), Mexico, Canada and Japan.

(cc)      “Third Party” or “Third Parties” means any Person other than Supplier, Distributor or their respective Affiliates.

(dd)    “Trademark” means the trademarks, NIPENT, ONCOPENT, or such other trademarks, trade names and designs associated with the Product, whether registered or unregistered.

(ee)      “Unfinished Product” means the bulk unlabelled vials of Product which are manufactured by Supplier to Specification and purchased by Distributor for labeling and packaging into finished Product at Distributor’s Plant.

1.2.         Index of Other Definitions:

In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below:

Definition	Clause
Acceptable Product	5.8.2
Acceptable Unfinished Product	4.8.3
Additional Distribution Fee	2.2
CoA	4.8.1
Claim	8.7
Closing Date	3.2
Country Handover Date	3.5.1
Distribution Fee	2.2

Distributor’s Purchase Price	4.2
Effective Date	10.1
JTT	3.7
Transfer Cost	2.3.3
Release and Waiver	3.6

CLAUSE 2  APPOINTMENT OF DISTRIBUTOR

2.1.         Appointment:

2.1.1                             Supplier hereby appoints Distributor and authorizes Distributor to designate itself or its Affiliates, as the exclusive distributor of the Product for Supplier in all the countries in the Territory during the Term, except in Italy where Supplier shall have the right to appoint, in addition to Distributor, its Affiliate or a Third Party such that its Affiliate or a Third Party and Distributor shall be the semi-exclusive distributors of the Product during the Term of this Agreement as it relates to Italy.

2.1.2                             Pursuant to Clause 3.5.1 below, upon a Country Handover Date, Distributor’s appointment shall be deemed terminated as to that specific country in the Territory.

2.1.3                             Pursuant to Clause 3.2 below, upon the Closing Date, Distributor’s appointment shall be deemed terminated as to all countries in the Territory.

2.2.         Acceptance and Compensation.   Distributor hereby accepts the appointment set forth in Clause 2.1.1. The compensation to Distributor for sales of Product in the Territory during the initial six-month period following the Effective Date shall be five percent (5%) of Net Sales (“Distribution Fee”). If Distributor has any sales of Product in accordance with this Agreement in any country of the Territory following the initial six (6) months after the Effective Date hereof, Distributor shall be compensated at a rate of twenty percent (20%) of Net Sales for such sales occurring after such initial six-month period until Closing (“Additional Distribution Fee”).

2.3.         Remittance of Profit to Supplier.   In accordance with the time frames as outlined in Schedule 4, Distributor shall remit to Supplier Product Net Sales invoiced by Distributor for the month, if any, minus:

2.3.1                             Distributor’s Distribution Fee (or any Additional Distribution Fee, if applicable);

2.3.2                             Catania Cost;

2.3.3                             “Transfer Cost”, which shall mean a mark-up amount equal to five percent (5%) of the Catania Cost, plus actual freight, insurance and any other direct delivery costs incurred by Distributor from Distributor’s Plant to/from its relevant Affiliate’s (or Supplier’s Designee’s) premises for subsequent sale of the Product to customers, provided however that the mark-up amount shall be twenty percent (20%) of the Catania Cost where sale to an Affiliate or Supplier Designee occurs between the period beginning six (6) months after the Effective Date until Closing;

2.3.4                             any customer receivable arising during the relevant month which remains overdue to Distributor by sixty (60) days or more; provided however, that Supplier shall have the opportunity to review and approve standard terms (including payment terms) for established customers based on local practices.

2.4.         Advertising and Promotion.

2.4.1                             Beginning upon the Effective Date, Supplier shall, at its expense and control, be responsible for developing and submitting, as appropriate, promotional materials to any RHA having jurisdiction over the use of such materials in the Territory. Supplier shall inform Distributor of any submission to any RHA and, upon reasonable request by Distributor, provide to Distributor a copy of such submissions. Supplier shall be solely responsible for obtaining any necessary approval by any RHA of the promotional materials for the Product and Supplier shall be solely responsible for conducting or implementing any advertising or promotional activities relating to the Product.

2.4.2                             All advertising and promotional expenses incurred by Supplier relating to Supplier’s distribution or Distributor’s distribution of Product in the Territory shall be borne by Supplier.

2.4.3                             Supplier shall comply with all Applicable Laws regarding the marketing and promotion of Product in the Territory.

2.5.         Reports, Forecasts and Audits.  From time to time during the Term of this Agreement:

2.5.1                             Distributor shall furnish to Supplier, such periodic forecasts and recommendations for each country of the Territory as Distributor may reasonably develop for the proper and reasonably timely exit from the business by Distributor and transition of packaging, testing, distributing and related services regarding the Product to Supplier or its Designee.

2.5.2                             Distributor shall submit to Supplier sales and inventory reports in such form and such frequency as agreed by the Joint Transition Team for the purpose of updating the Parties on the progress of the transition during the Transition Period.

2.5.3                             The Parties hereto shall keep or cause to be kept accurate records in sufficient detail to enable all payments hereunder to be determined.

2.5.4                             Distributor shall keep accurate records and books of account for the purpose of showing all amounts to be calculated under this Agreement. Such records and books of account shall be kept for five (5) years following the end of the calendar year to which they relate and certified extracts of such records and books of account shall be open to inspection by Supplier or its representatives at any time with notice of at least (5) Business Days during ordinary business hours for the purpose of verifying any matter relevant to this Agreement.

Upon the request of Supplier, Distributor shall permit (i) an independent public accountant selected by Supplier and reasonably approved by Distributor to have access, during ordinary business hours, to such records and books of accounts relevant to this Agreement; and (ii) Supplier reasonable inspection of that relevant portion of Distributor’s Plant relating to Distributor’s activities pursuant to this Agreement. The cost of such audit or inspection shall be the responsibility of Supplier, except if such audit discloses an error benefiting Distributor by more than five percent (5%) in respect of monies due to Supplier, then Distributor shall promptly reimburse Supplier for its costs incurred for such audit.

2.5.5                             Not later than five (5) Business Days after the beginning of each calendar month, Distributor’s Plant shall provide the Joint Transition Team a rolling month by month forecast (the “Rolling Forecast”) of the expected orders of Product during the Term. In accordance with Clause 4.6 below, such Rolling Forecast may take into account quantities requested by Supplier and agreed by Distributor for special order purposes. Within ten (10) days of the first day of each calendar month if Supplier (by way of the Joint Transition Team) does not accept the Rolling Forecast for the first month of such forecast, the Parties will negotiate and agree to a new forecast. The requirements indicated for the first two (2) calendar months in such agreed upon Rolling Forecast shall be considered firm for the purposes of production planning in Distributor’s Plant and cannot thereafter be amended except by mutual agreement in writing or upon unanimous approval by the Joint Transition Team. Under no circumstances shall any order quantity designated for the purpose of Supplier’s stock build be binding upon Distributor. No monthly amount set forth in any Rolling Forecast may increase from the immediately preceding Rolling Forecast for such month by more than twenty percent (20%), without the prior written consent of the Parties.

2.5.5.1                    Information regarding the Rolling Forecast or special orders (as provided in Clause 4.6 below) shall be communicated as follows:

To Distributor:	Attention: Stefania Barbettani
Telephone: 39 095 59 84 54
E-mail: barbets@Wyeth.com
Address: Wyeth lederle SpA, XV Strada, Zone
Industriale, 95030 Catania, Sicily

To Supplier:	Attention: Chris Ninomoto
Title: Director, Commercial Operations
Telephone: +925 560-0100 x. 386
E-mail: cninomoto@supergen.com
Address: 4140 Dublin Blvd, Suite 200, Dublin,
CA 94568, USA

2.6.         Expired Product.   Distributor shall not distribute or sell any Product which is expired or outdated and shall follow Supplier’s instructions regarding expired Product and its destruction or return to Supplier.

2.7.         Goodwill.

2.7.1                             Each Party shall use its best reasonable efforts to preserve the goodwill of the Product.

2.7.2                             Distributor shall continue to have the right to use the Trademark applied to the Product to fulfil its obligations in accordance with this Agreement. Distributor shall equally be entitled to trade upon and use the name or goodwill of Distributor in connection with its activities hereunder. Upon the Closing Date, neither Party shall thereafter use the other’s name in the promotion of its business or offer for sale any goods which by their packaging, labeling or construction would reasonably create a claim by the other Party that such goods are imitative of any goods, products or packages or trade dress of the other Party.

CLAUSE 3  TRANSITION OF SERVICES

3.1.         On the Effective Date hereof, Supplier agrees to pay Distributor, by wire transfer in immediately available funds to a bank account designed by Distributor, the sum of two million one hundred thousand US dollars ($2,100,000.00).

3.2.         Subject to Clause 3.4 below, the effective date of expiration of this Agreement and termination of the distribution relationship between the Parties, including all packaging, testing, and distribution obligations hereunder, as to all countries within the Territory shall be at the close of business on the date six (6) months after the Effective Date (i.e. close of business on December 1, 2006) (“Closing Date” or “Closing”) provided that, upon reasonable request from Distributor, Supplier provides such reasonable assurances regarding Supplier’s capability (itself or through one or more Third Parties) to test, package and distribute Product in the Territory at the levels supported by Distributor as of the Effective Date. The termination upon Closing shall be deemed to constitute a termination by mutual agreement and shall not be deemed a termination for default, and neither Party shall have any responsibility or liability as a result of such termination except as otherwise expressly provided herein. The Parties hereby waive all rights to notice of termination or compensation relating to termination as may be otherwise provided under Applicable Laws.

3.3.         Supplier acknowledges that as prerequisites to Closing, Supplier shall: (1) obtain all necessary variations to Marketing Authorizations for its or its Designee’s packaging and testing contractor and in-country sales order and distribution arrangements for the Product, together with obtaining any approvals for associated changes to artwork and labeling as may be required by any relevant Competent Authority; and (2) satisfy any other conditions for regulatory approvals to effectuate the transition of the services provided hereunder from Distributor to Supplier.

3.4.         Subject to Clause 3.2 above, in the circumstance where: (1) as a prerequisite to Supplier assuming all distribution, packaging, testing, marketing and sale of Product in a country of the Territory, Supplier has made the necessary submissions for approval to the relevant Competent Authorities and such submission(s) have not yet been approved; or (2) Supplier is unable to provide reasonable assurances to Distributor pursuant to Clause 3.2 above and as evidenced by gaps or incomplete processes in Supplier’s (or its Designee’s) infrastructure for supporting testing, packaging and distribution operations, then Distributor, in Distributor’s sole discretion, may extend the Closing Date hereof to the date of the last anticipated approval or to the anticipated date when Supplier can provide such reasonable assurances. If Distributor decides to so extend the Closing, Distributor shall notify Supplier in writing. Under no circumstances shall the Closing Date be extended beyond March 25, 2007.

3.5.         The “Transition Period” is that period of time from the Effective Date hereof to the Closing Date. Distributor and Supplier agree to work diligently, act in good faith, use commercially reasonable efforts, cooperate and provide such reasonable assistance to each other during the Transition Period to effectuate the orderly and reasonably timely transfer of packaging, testing and distribution services from Distributor to Supplier.

3.5.1                             During the Transition Period and prior to Closing, the respective Project Leaders may agree, in writing, to Supplier assuming all distribution responsibilities for the Product in a specific country on a specified date (“Country Handover Date”). Said writing shall include whether the associated packaging and testing responsibilities also transfer to Supplier for that particular country and if not, the date of transfer of the packaging and testing responsibilities shall be specified, which date shall not be after the Closing Date. The Country Handover Date (which may vary country-by-country) for each country shall be a date on or prior to the Closing Date.

3.5.1.1                    On the Country Handover Date for a particular country, Distributor (or its Affiliate) shall discontinue all distribution activities regarding the Product in that specific country. In accordance with this Clause 3.5.1, Distributor shall also discontinue packaging and testing activities regarding the Product for that specific country as agreed upon in writing by the Project Leaders.

3.6.         Supplier agrees to forever release Distributor from any claims which may arise from Supplier’s activities regarding the Product in a specific country after the Country Handover Date for that country and as to all countries in the Territory after Closing (“Release and Waiver”). Supplier shall execute a Release and Waiver in a form mutually agreed by the Parties upon each Country Handover Date and upon Closing.

3.7.         Joint Transition Team.   Within five (5) Business Days following the Effective Date hereof, the Parties shall establish a Joint Transition Team (the “JTT”) to manage the transition of the packaging, testing and distribution services from Distributor to Supplier. The JTT shall be comprised of an equal number of representatives from each Party, with each Party having one Project Leader participate as a member of the JTT. The JTT shall:

3.7.1                             be comprised of at least a Project Manager, regulatory representative, technical/quality operations representative, and logistics specialist designated by each Party;

3.7.2                             meet a minimum of twice per month (either face-to-face or by teleconference); each Party shall be responsible for its own costs in respect of travel and accommodation expenses in attending meetings; at such meetings, Supplier shall report on the ongoing progress of the transition of packaging, testing and distribution responsibilities from Distributor to Supplier;

3.7.3                             be co-chaired by the Project Leaders;

3.7.4                             JTT shall make decisions or provide approvals as may be required from time to time pursuant to Clauses 2.5.2, 2.5.5, 4.1, 5.3, 6.6 or other relevant provision of this Agreement.

3.8.         Reasonable Support.   During the Transition Period, Distributor will continue to purchase unlabeled vials of Unfinished Product pursuant to Clause 4 below, and package, test and distribute Product pursuant to Clause 5 below. Distributor agrees to also provide pharmacovigilance, medical and regulatory support (including providing reasonable assistance to Supplier in handling any medical or regulatory inquiries from Persons or Competent Authorities) as reasonably requested by Supplier to facilitate the transition of rights to Supplier.

3.8.1                             Product Complaints. In accordance with the Technical Agreement, Supplier shall be responsible for interacting with the public or Third Parties with respect to complaints regarding Product for any country in the Territory in which Distributor or its AffIliates sold, packaged, distributed or provided Product on a named patient basis.

3.9.         Inventory.   Supplier shall purchase from Distributor all quantities of Product Packaging Material and all quantities of stock of Product and Unfinished Product with at least twelve (12) months of remaining shelf life (collectively the “Inventory”) in the possession or under the control of Distributor on the Closing Date.

3.9.1                             Upon Closing, Supplier is obligated to repurchase each unit of Unfinished Product within the Inventory remaining in Distributor’s possession or under Distributor’s control at a price equal to Distributor’s Purchase Price plus freight, insurance and all other direct costs incurred by Distributor to deliver Unfinished Product to Distributor’s Plant. On the Closing Date, Distributor shall submit an invoice for such Unfinished Product and Supplier shall pay such invoice within forty five (45) days after receipt thereof.

3.9.2                             On the Country Handover Date for a specific country (or upon Closing, whichever occurs first), Supplier is obligated to repurchase each unit of Product within the Inventory remaining in Distributor’s possession or under Distributor’s control for that particular country at a price equal to the Catania Cost plus Transfer Cost. On the applicable Country Handover Date or Closing, as the case may be, Distributor shall submit an invoice for such

Product and Supplier shall pay such invoice within forty five (45) days after receipt thereof.

3.9.3                             Upon Closing, Supplier is obligated to repurchase all Packaging Materials remaining in Distributor’s possession or under Distributor’s control at a price equal to Distributor’s net book value; provided that Supplier shall have no such obligation with respect to any Packaging Materials (i) that are not within specification or (ii) in quantities in excess of four (4) months of normal usage, based on past experience. On the Closing Date, Distributor shall submit an invoice for such Packaging Materials and Supplier shall pay such invoice within forty five (45) days after receipt thereof. Supplier may repurchase country-specific Packaging Material upon a Country Handover Date; however, in any event, any such remaining material must be repurchased by Supplier upon Closing.

3.9.4                             Distributor shall make the Inventory available at Distributor’s premises for pick-up on the Closing Date or Country Handover Date, as the case may be.

3.9.5                             If Supplier so desires, Supplier may, but is not obligated to, repurchase Inventory prior to the dates as described herein. For the avoidance of doubt, Supplier is obligated to repurchase all remaining Inventory upon Closing, with payment for same due as described in this Clause 3.9 above.

3.10.                Release of Claims.   Supplier, for itself, its successors and assigns, hereby releases any claims or demands which Supplier has, had, may have or may have had against Distributor, in each case arising out of any actual or alleged failure on by or on behalf of Distributor to fulfill any of its obligations under Sections 2.2 or 2.3 of the original Distribution Agreement including relating to any of Distributor’s acts or omissions concerning the testing, marketing, advertising, promotion or pursuit of clinical trial development work pertaining to the Product.

3.11.                Upon Closing or the Country Handover Date (whichever occurs first) for a particular country in the Territory, Supplier shall assume all material obligations to Third Parties which Distributor incurred prior to the Effective Date pursuant to the Distribution Agreement or after the Effective Date subject to Supplier’s reasonable approval. Subject to Clause 2.3.4, such material obligations to Third Parties incurred by Distributor include solely those purchase orders and named patient supplies filled in the ordinary course of business in accordance with Distributor’s past practice and other obligations (contracts, agreements, and commitments relating to the Product) as set forth in Schedule 5, attached hereto.

3.12.                Supplier represents and warrants to Distributor that at the end of the Transition Period, Supplier shall (itself or through one or more Designees) have the capability and infrastructure necessary to, in each case consistent with Distributor’s practice during the term:

3.12.1          Comply with all relevant applicable directives, laws and regulations relating to the manufacture, storage, marketing, packaging, testing, distribution and sale of the Product in the Territory; and

3.12.2                       Employ or otherwise engage sufficient trained and qualified personnel and maintain adequate facilities for the manufacture, promotion, distribution and sale of the Product throughout the Territory; and

3.12.3                       Maintain sufficient stocks of Product to meet all reasonably foreseeable demand for the Product in the Territory.

CLAUSE 4   PURCHASE OF UNLABELED BULK VIALS OF PRODUCT

4.1.         Purchase. During the Term of this Agreement, Distributor shall purchase Unfinished Product, for packaging, testing and sale during the Transition Period, only from Supplier or its Designee. Supplier or its Designee shall manufacture the Unfinished Product in accordance with the Product Specifications and the Technical Agreement (attached hereto as Exhibit B). Supplier or its Designee shall deliver such Unfinished Product to Distributor’s Plant. It is understood that the Unfinished Product shall be labelled and packaged by Distributor in accordance with Supplier’s Packaging Instructions. Upon the Closing Date and in accordance with Clause 3.2, Distributor shall have no further obligation whatsoever hereunder with respect to Unfinished Product except as provided in Clause 3.9.

Unless otherwise agreed in writing by the JTT, each order of Unfinished Product shall consist of a minimum of: (1) one thousand nine hundred (1,900) (10mg) unlabeled vials of Unfinished Product; plus (2) free of charge, one hundred (100) (10mg) unlabeled vials of Unfinished Product; plus (3) free of charge, a sufficient number of (10mg) vials of Unfinished Product to meet cGMP and testing requirements.

4.2.         Purchase Price. Supplier shall sell Unfinished Product to Distributor, excluding those vials supplied free of charge pursuant to Clause 4.1 above, at a price per (10mg) vial equal to two hundred and sixty five United States dollars ($US265) CIF (Incoterms 2000) Catania Airport (“Distributor’s Purchase Price”).

4.3.         Payment. Supplier will issue an invoice for each shipment of bulk unlabeled vials of Unfinished Product and Distributor agrees to pay for such Unfinished Product United States dollars to an account specified by Supplier within forty five (45) days of the date of such invoice.

4.4.         Title and Risk of Loss. Title to the Unfinished Product sold to Distributor hereunder and risk of loss thereof shall pass to Distributor when the Unfinished Product is presented for customs clearance in the country of destination in the Territory. Distributor shall be responsible for affecting such customs clearance and for paying away all expenses related thereto on behalf of Supplier.

4.5.         Orders. Distributor understands that Supplier requires a lead time of eight (8) months in order to manufacture bulk unlabeled vials of Unfinished Product for packaging and testing under this Agreement. In order to ensure continuity of supply of Product to the Territory during the Transition Period or until the Country Handover Date for a particular country, Distributor will, from time to time, place firm orders of Unfinished Product with Supplier in order amounts as set forth or otherwise agreed by the Parties pursuant to Clause 2.5.5 and Clause 4.1 above.

Promptly after receipt of a firm order for bulk unlabeled vials of the Unfinished Product, Supplier shall notify Distributor of Supplier’s firm commitment to deliver such Unfinished Product to the location specified in Distributor’s order.

4.6.         Special Orders.   During the Transition Period and upon reasonable approval by Distributor, Supplier may request Distributor order quantities of Unfinished Product from Supplier solely for packaging and testing (but not distribution) by Distributor in order to assist Supplier in stock build of Product or for eventual distribution by Supplier (or Supplier’s nominated Third Party). Supplier shall be obligated to purchase such Product so packaged and tested by Distributor at Catania Cost plus Transfer Cost.

4.7.         Technical Agreement.   Supplier’s Affiliate and Distributor’s Affiliate have executed the Technical Agreement, a copy of which is attached hereto as Exhibit B.

4.8.         CoA and Testing of Unfinished Product.

4.8.1                             For each batch of each delivery of Unfinished Product, Supplier shall provide to Distributor a certificate of analysis (“CoA”) and batch documentation certifying manufacture in accordance with cGMP, the Specifications and in accordance with the provisions of the Technical Agreement.

4.8.2                             Unfinished Product supplied by Supplier shall also be free from any liens or encumbrances.

4.8.3                             Distributor may analyze the Unfinished Product in accordance with the Technical Agreement for purposes of determining whether such Unfinished Product was manufactured by Supplier in accordance with GMP and the Specifications (“Acceptable Unfinished Product”).

4.8.4                             Distributor shall notify Supplier in writing within thirty (30) days of receipt of any of the Unfinished Product or portion thereof, which Distributor or its Affiliate is rejecting because it is not Acceptable Unfinished Product.

4.8.5                             If Supplier disputes any finding by Distributor or its Affiliate that Unfinished Product is not Acceptable Unfinished Product, representative samples of such Unfinished Product shall be forwarded to a Third Party jointly selected by Distributor and Supplier, in their reasonable discretion, for analysis, which analysis shall be performed in compliance with applicable regulations for re-testing of pharmaceutical products. The findings of such analysis shall be binding upon the Parties and the cost of such analysis shall be borne by the Party whose findings differed from those generated by such Third Party.

4.8.6                             Supplier shall, as soon as reasonably practicable, replace any Order, or portion thereof, which is not Acceptable Unfinished Product (unless such non-conformance is due to any negligent or wrongful act or omission by Distributor or its agents, employees or sub-contractors), at Supplier’s cost and expense. The foregoing shall be Distributor’s sole remedy in the event any Unfinished Product is not Acceptable Unfinished Product.

4.8.7                             Distributor shall instruct Distributor’s Affiliates as to the disposition of any Order or portion thereof determined not to be Acceptable Unfinished Product. At the sole option of Supplier and at its expense, said Unfinished Product may be returned to Supplier or destroyed in an environmentally acceptable manner in accordance with Applicable Law.

CLAUSE 5   PACKAGING, TESTING AND DISTRIBUTION OF PRODUCT

5.1.         Until the occurrence of the Country Handover Date for a particular country or the Closing Date (whichever occurs first), Distributor or its Affiliate shall continue to act as distributor for Supplier within said country of the Territory.

5.2.         Distributor acknowledges that the Unfinished Product supplied hereunder shall be packaged and tested by Distributor in accordance with Supplier’s Packaging and Testing Instructions and shall not be subject to any variation in packaging, except as otherwise provided in the Technical Agreement. It is understood that during the Transition Period, Supplier shall obtain regulatory approval for Supplier or its Designee to take over packaging and testing responsibilities from Distributor.

5.3.         Supplier shall work in collaboration with the Joint Transition Team regarding the transition of packaging, testing and distribution activities from Distributor to Supplier (or Supplier’s Designee). Supplier shall be responsible for obtaining any and all necessary regulatory approvals or other approvals from relevant Competent Authorities in connection therewith.

5.4.         Supplier solely shall be responsible for ensuring the Packaging and Testing Instructions are maintained in line with the relevant RHA’s requirements.

5.5.         Supplier shall immediately notify Distributor of changes to Supplier’s Packaging and Testing Instructions. Any cost or expenses (including any costs of implementation) incurred by Distributor in effectuating such changes (including, without limitation, changes to the Packaging Materials, artwork, labeling or Packaging Specifications) whether required by a Competent Authority or otherwise requested by Supplier shall be borne by Supplier.

5.6.         Except as otherwise permitted hereunder, Supplier shall use no trademark or trade dress that is identical or confusingly similar to any trademark or trade dress owned by Distributor or its Affiliates. At no time following the Closing Date shall Supplier use any trademark or trade dress of Distributor or its Affiliates nor shall it permit, procure or facilitate the use of such Distributor (or Distributor’s Affiliate) trademark or trade dress by any Third Party; provided, however, to the extent any Greek packaging repurchased by Supplier bearing Distributor’s or its Affiliate’s trademark or trade dress exists upon Closing, Supplier shall be permitted to exhaust such inventory during the four (4) months immediately following Closing.

5.7.         In the case of stock build quantities, Distributor shall deliver Product ex works (Incoterms 2000) at Distributor’s Plant to Supplier or Supplier’s Desginee within twelve (12) weeks of Distributor’s date of receipt of special order quantities. In accordance with Clause 4.6 above, the price at which Supplier shall purchase such Product shall be equal to Catania Cost plus Transfer Cost.

5.8.         Quality Control for Packaged Product.

5.8.1                             Distributor shall perform quality control tests on the Product and provide documentation to Supplier in accordance with the Technical Agreement.

5.8.2                             Supplier may analyze the Product in accordance with the Technical Agreement for purposes of determining whether such Product was packaged and labelled by Distributor in accordance with Supplier’s Packaging Instructions (“Acceptable Product”).

5.8.3                             In the case of stock build quantities delivered to Supplier (or Supplier’s Designee), Supplier shall notify Distributor in writing within thirty (30) days of receipt of any of the Product or portion thereof, which Supplier or its Designee is rejecting because Supplier’s belief that such Product was not packaged in accordance with Supplier’s Packaging and Testing Instructions.

5.8.4                             Distributor shall, as soon as reasonably practicable, re-package or take such other action as deemed appropriate and in accordance with quality control procedure and standards with respect to any special order, or portion thereof, which is not Acceptable Product (unless such non-conformance is due to any negligent or wrongful act or omission by Distributor or its agents, employees or sub-contractors), at Supplier’s cost and expense. The foregoing shall be Supplier’s sole remedy in the event any Product is not Acceptable Product.

5.8.5                             Supplier shall instruct its Designee as to the disposition of any order or portion thereof determined not to be Acceptable Product.

CLAUSE 6   ADVERSE EVENT REPORTING AND PRODUCT RECALL

6.1.         The Parties shall comply with all Applicable Laws regarding the reporting of adverse experiences to the relevant authorities and hereby agree to the procedures attached hereto as Schedule 2 regarding such reporting and the exchange of adverse experience information.

6.2.         In the event of an actual or threatened recall of the Product is required or recommended by a Competent Authority within the Territory or if recall of the Product is (i) reasonably deemed advisable by Distributor, Distributor’s Affiliates, or by Supplier, or (ii) jointly deemed advisable by Distributor and Supplier, such recall shall be promptly implemented, directed and administered by Supplier in a manner which is appropriate and reasonable under the circumstances and in conformity with accepted trade practices and the Technical Agreement.

6.3.         The costs of the recall of the Product, including the cost of replacement quantities of Product, if any are needed or desired by Distributor, shall be borne by Supplier; provided that if the recall is due to Distributor’s negligent acts or omissions in handling, storing or packaging the Product or Distributor’s failure to comply with Applicable Laws, then the costs of the recall shall be borne by Distributor. Without limiting the generality of the foregoing, Distributor will have no obligation to pay costs of recalls of Product to the extent such recalls are (i) due to the withdrawal or cancellation of any approval for the Product by a Competent Authority, (ii) caused by actions of Third Parties occurring after such Product is sold by Distributor, (iii) due to packaging or labeling defects for which Supplier has responsibility or (iv) due to any breach by Supplier of its duties under this Agreement or Applicable Laws.

6.4.         If Supplier is responsible for bearing the costs of a recall, Supplier will reimburse Distributor for all its reasonable costs and expenses of such recall.

6.5.         If Distributor is responsible for bearing the costs of a recall, Distributor will reimburse Supplier for all its reasonable costs and expenses of such recall and Distributor shall be entitled but not obliged to take over and perform the recall of the Product and Supplier shall provide Distributor, at Distributor’s expense, with all such reasonable assistance as may be required by Distributor.

6.6.         Each Party shall keep the other and the Joint Transition Team fully and promptly informed of any notification, event or other information, whether received directly or indirectly, which might result in a recall of Product.

6.7.         Distributor shall have no obligations pursuant to this Agreement to re-supply the Product subject to such recall in the Territory in which such recall takes place.

CLAUSE 7   CONFIDENTIALITY

7.1.         The Parties shall continue to hold in the strictest confidence all Confidential Information previously provided by the other Party to support such Party’s obligations hereunder.

7.2.         Each of the Parties undertakes and agrees:

7.2.1                             only to use the Confidential Information received from the other Party for the purposes set forth in this Agreement and not to use the same for any other purpose whatsoever;

7.2.2                             to ensure that only those of its officers and employees who are directly concerned with the carrying out of this Agreement have access to the Confidential Information received from the other Party on a reasonably applied “need to know” basis and are informed of the secret and confidential nature of it; and

7.2.3                             to keep the Confidential Information of/received from the other Party secret and confidential and not directly or indirectly to disclose or permit to be disclosed, make available or permit to be made available the same to any Third Party for any reason without the prior written consent of the disclosing Party;

unless such Confidential Information (i) is or becomes generally available to the public without breach of the commitment provided for in this Clause 7; (ii) at the time of disclosure is already in the receiving Party’s possession other than, directly or indirectly, from the disclosing Party or any of its Affiliates, which the receiving Party can show, through written records, was created prior to the disclosure of the Confidential Information hereunder; or (iii) is required to be disclosed by law, order or regulation of a relevant Competent Authority; provided, however, in the case of clause (iii), the receiving Party shall notify the other Party as early as practicable prior to disclosure to allow the other Party to take appropriate measures to preserve the confidentiality of such information, and shall in any event seek and secure confidential treatment for any such Confidential Information it shall determine in its reasonable business judgment must be and is disclosed to such Competent Authority, to the fullest extent permitted under Applicable Law.

7.3.         This continuing covenant of confidentiality set forth in this Clause 7 shall survive the termination or expiration of this Agreement.

7.4.         All Confidential Information disclosed hereunder shall remain the property of the disclosing Party, and/or its Affiliate(s), as the case may be. The Parties understand and agree that remedies in damages may be inadequate to protect against any breach of any of the provisions of this Clause 7 by either Party or their employees, officers or any other Person acting in concert with it or on its behalf. Accordingly, each Party may be entitled to seek the granting of interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes any breach of this Clause 7.

7.5.         Except as contained within the records and books of accounts maintained pursuant Clause 2.5.4 or as otherwise required by Applicable Laws, each Party shall deliver all of the Confidential Information (including all reproductions thereof) belonging to the other Party to such other Party within ninety (90) days after the Closing Date.

CLAUSE 8   WARRANTIES AND INDEMNITIES

8.1.         Distributor warrants that at the time Product leaves Distributor’s Plant, all Unfinished Product packaged into Product by Distributor under this Agreement shall in all material respects conform to the packaging and testing Specifications and shall be packaged and tested in accordance with the Technical Agreement and the Packaging and Testing Instructions. The foregoing warranty is exclusive, and so far as is permissible in law is given in lieu of all other warranties (whether written, oral or implied) including a warranty of merchantability on other respects than expressly set forth in the preceding sentence and a warranty of fitness for a particular purpose.

8.2.         Supplier warrants and agrees that (a) it shall comply in all material respects with any Applicable Laws regarding the marketing, sale, packaging, storage, shipment or handling of Products, and (b) it has or will obtain prior to the expiration of the Transition Period, and will maintain, all permits and licenses required to perform manufacturing, packaging, testing, distribution, advertising and promotion of Product under this Agreement.

8.3.         Distributor warrants and agrees that until the Country Handover Date for a particular country or Closing Date (whichever occurs first) it shall comply in all material respects with any Applicable Laws pertaining to the packaging, storage, shipment, or distribution of Products in the Territory.

8.4.         Distributor shall be liable for and hereby undertakes to indemnify and hold harmless Supplier against any Losses arising from (i) material breach by Distributor or its Affiliates of the terms of this Agreement, of any representations or warranties made to Supplier, or (ii) Distributor’s (or it’s Affiliate’s) negligence or willful misconduct, except to the extent that such Losses arise as a consequence of any act, default or negligence of Supplier, its Afftliates or Designees.

8.5.         Supplier shall be liable for and hereby undertakes to indemnify and hold harmless Distributor and its Affiliates against any Losses (including death) arising from or in connection with (i) the manufacture of Product, arising from or in connection with a deviation from the Product Specifications or cGMP, or otherwise involving product liability; or (ii) Supplier’s (its Affiliate’s or its Designee’s) distribution, marketing, promotion or sale of the Product; or (iii) material breach by Supplier or by its Designee of the terms of this Agreement, of any representations or warranties made to Distributor, or of any Marketing Authorization held by Supplier or its Affiliate pursuant to which Distributor packages and tests the Product for Supplier, or (iv) Supplier’s (or it’s Affiliate’s or Designee’s) negligence or willful misconduct, except to the extent that such Losses arise as a consequence of any act, default or negligence of Distributor or its Afftliates.

8.6.         Each Party shall take all reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to give rise thereto and shall be responsible for its own negligence or willful misconduct.

8.7.         Conditions to Indemnification.   The obligations of the indemnifying Party under this Agreement are conditioned upon the delivery of written notice to the indemnifying Party of any claim (a “Claim”) as soon as reasonably practical after it becomes aware of such Claim.

8.8.         Supplier shall obtain and maintain in full force and effect the coverage for product liability for the Product under its current insurance policies for up to € 1,000,000 per occurrence and per year, or else will obtain, prior to the lapse of any such policy and upon written notice to Distributor, substantially similar coverage with insurers that are reputable and financially sound or through reasonably funded self insurance.

8.9.         The liability of Distributor for any Claims arising out of or related to this Agreement, regardless of the form of action and the Person or entity bringing such action, shall not exceed, in the aggregate, the total aggregate amount of Distributor’s Distribution Fees and Transfer Costs obtained hereunder during the Term.

8.10.        The Party seeking an indemnity shall:

8.10.1          fully and promptly notify the other Party of any Claim or proceedings, or threatened Claim or proceedings;

8.10.2          co-operate in the investigation and defence of such Claim or proceedings; and

8.10.3          permit the indemnifying Party to take full control of such Claim or proceedings, with counsel of the indemnifying Party’s choice, provided that the indemnifying Party shall reasonably and regularly consult with the indemnified Party in relation to the progress and status of such claim or proceedings, provided, however, the indemnifying Party shall not acknowledge the validity of, compromise, or otherwise settle any Claim without the prior written consent of the other Party, which said consent shall not be unreasonably held; in all circumstances, it shall be deemed reasonable for the indemnified Party to withhold consent with respect to any settlement or compromise which does not release the indemnified Party from all liability or which involves an admission of liability of the part of the indemnified Party.

CLAUSE 9   INTELLECTUAL PROPERTY

To the extent it becomes necessary that any Intellectual Property owned by Supplier or its Affiliates or licensed to Supplier or its Affiliates is required for Distributor to perform its obligations under this Agreement, Supplier hereby grants, to the extent necessary, to Distributor a royalty-free, non-exclusive license to use and employ any such Intellectual Property related to the Product in the Territory for the Term and for the purposes specified herein and Distributor in turn agrees to comply (to the extent it is reasonably able to do so) with such terms and conditions of any such license as are notified in writing to it by Supplier.

CLAUSE 10   TERM AND TERMINATION

10.1.                This Agreement shall become effective as of June 1, 2006 (“Effective Date”) and shall continue in full force until the Closing Date or, with respect to a particular country within the Territory, the Country Handover Date therefor, as the case may be, in accordance with Clauses 3.2 and 3.5 above, unless terminated sooner as provided in Clause 10.2 below (the “Term”).

10.2.                Either Party may terminate this Agreement upon written notice to the other Party in the event of any of the following:

10.2.1          An assignment by the other Party for the benefit of creditors; or

10.2.2          The admitted insolvency of the other Party; or

10.2.3          The institution of voluntary or involuntary proceedings by or against the other Party in bankruptcy, insolvency, or moratorium or for a receivership, or for a winding-up or for the dissolution or reorganization of the other Party.

CLAUSE 11   CONSEQUENCES OF TERMINATION

11.1.                Upon termination or expiration of this Agreement in its entirety, Distributor shall immediately cease all packaging, testing, and distribution of the Product for all countries in the Territory.

11.2.                Upon termination or expiration of this Agreement as to any particular country in the Territory, Distributor shall immediately cease all distribution of Product for that particular country. Subject to Clause 4.6 above, and in Distributor’s sole discretion,

Distributor may package and test product in accordance with the terms herein in order to assist Supplier in stock build of Product or for eventual distribution by Supplier (or Supplier’s nominated Third Party). Upon Closing, Distributor shall have no further obligation whatsoever hereunder, in any country of the Territory, regarding packaging, testing, or distribution of Product.

11.3.                Termination upon Closing shall be deemed to constitute a termination by mutual agreement and shall not be deemed a termination for default. Neither Party shall be liable to the other for damages, indemnity, or compensation solely on account of termination or expiration of this Agreement, as provided herein, whether such damages, indemnity or compensation might be claimed for loss through commitments on obligations or leases, loss of investment, loss of present or prospective profits, loss of goodwill, or any other loss caused by termination or expiration of this Agreement as provided herein.

11.4.                Supplier shall repurchase from Distributor all quantities of Product Packaging Material and Inventory in accordance with Clause 3.9 above.

11.5.                Upon termination or expiration of this Agreement as to any particular country in the Territory, Distributor shall discontinue forthwith use of the Trademark in such country.

11.6.                Upon Closing, Distributor shall provide Supplier such regulatory documents, data pertaining to adverse events for the Product and other relevant documentation pertaining to the Product in Distributor’s or its Affiliate’s possession or control.

11.7.                Survival.   In addition to the right to receive payments and any clause which by its express term survives termination or expiration, the respective rights and obligations of the Parties under the provisions of Clause 1, Clause 2.5.4, Clause 3.10, Clauses 6.2-6.7, Clause 7, Clauses 8.4-8.10, and Clause 12 shall also survive any termination or expiration of this Agreement.

CLAUSE 12   OTHER PROVISIONS

12.1.                Governing Law; Resolution of Disputes.   All incidents of this Agreement shall be interpreted, construed and governed under and in accordance with the applicable laws of the State of New York. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof shall be submitted to the exclusive jurisdiction of the state and Federal courts within New York City, New York.

12.2.                Entire Agreement.   The body of this Agreement together with the attached Schedules and Exhibits contains the entire understanding between the Parties and supersedes and cancels any and all agreements, understandings, arrangements, promises, representations, warranties and contracts, whether written or oral, previously made or entered into of any form or nature with respect to the subject matter hereof, including the Distribution Agreement (except those provisions therein that were expressly intended to survive the termination thereof). No change, alteration or modification hereof may be made except in writing signed by both Parties.

12.3.                Force Majeure.

12.3.1          If either Party is affected by Force Majeure it shall promptly notify the other Party of the nature and extent of such Force Majeure.

12.3.2          Neither Party shall be deemed to be in breach of this Agreement by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any Force Majeure notified to the other Party, and the time for performance of that obligation shall be extended accordingly.

12.3.3          If the Force Majeure in question prevails for a continuous period in excess of three (3) months, the Parties shall enter into discussions in good faith with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

12.4.                Notices.   All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally, on the date of such delivery, (ii) mailed by reputable overnight courier, on the first Business Day following the date of such mailing, (iii) mailed by certified mail (return receipt requested), on the third Business Day after the date of such mailing, or (iv) sent by telecopier (confirmed thereafter by such certified mail), on the date of such delivery, each to the other Party at the following address (or at such other address as shall be given in writing by either Party to the other in accordance with these provisions):

(a)             If to Supplier, to:
SuperGen, Inc.
4140 Dublin Blvd.
Dublin, California 94568
USA
Attention: Legal Department
Fax: +925-551-6483

(b)            If to Distributor to:
Wyeth Lederle Spa
XV Strada,
Zone Industriale,
95030 Catania,
Sicily.
Attention: Wyeth Pharmaceuticals Production Director
Fax No.: +39-095-59-8254

With a required copy to:

Wyeth Europa
Vanwall Road
Maidenhead
Berkshire SL6 4UB
UK
Attention: Chief Legal Counsel EMEA
Fax No.: +44-1628-692-522

12.5.                No Agencv.   Each Party shall be acting as an independent contractor and nothing in this Agreement shall create or be deemed to create any relationship of agency, employment, partnership or joint venture between the Parties. Neither Party shall hold itself out as an agent or representative of the other Party and shall not give warranties, enter into contracts or otherwise incur, assume or create liabilities in the name of the other Party.

12.6.                Assignment.   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, a Party shall have the right to assign and otherwise transfer this Agreement as a whole without consent to any success or that acquires all or substantially all of the business or assets of such Party related to this Agreement by way of merger, consolidation, other business reorganization, or the sale of stock or assets, provided that the assigning Party notifies the other Party in writing of such assignment and the successor agrees in writing to be bound by the terms and conditions of this Agreement.

12.7.                No Third Party Beneficiaries.   This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

12.8.                English Language.   The Parties acknowledge and agree that this Agreement has been drafted in the English language which shall prevail over any translation which may be made by either Party for any purpose whatsoever, including but not limited to, the purpose of complying with local laws and regulations.

12.9.                Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

12.10.          Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11.          Waiver.   The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

12.12.          Headings.   The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

[The remainder of this page left blank intentionally; signature page follows.]

IN WITNESS WHEREOF this agreement has been signed on behalf of the Parties hereto the day and year first above written.

WYETH

By:	/s/ Paul J. Jones
Name: Paul J. Jones
Title: Vice President

SUPERGEN

By:	/s/ James S. Manuso, Ph.D.
Name: James S. Manuso, Ph.D.
Title: President & Chief Executive Officer

WYETH HOLDINGS CORPORATION

By:	/s/ Jack M. O’Connor
Name: Jack M. O’Connor
Title: Vice President